Exhibit 99.1

Contact: Martin E. Plourd, President and CEO
(805) 692-4382

Community West Bank Promotes Filippin, Schwabecher and Bietz

Goleta, CA, June 10, 2020 – Community West Bancshares, (NASDAQ: CWBC), parent company of Community West Bank, today announced three promotions, effective immediately.

Bill Filippin has been promoted to Chief Credit Officer and Chief Administrative Officer.  “Bill is exceptionally qualified to support the bank as we head into what may be a more volatile credit cycle,” said Martin Plourd, President and Chief Executive Officer.  “He is very experienced, having served as Chief Credit Officer previously at the former Heritage Oaks Bank during the last recession, and we’re fortunate to have him take the Chief Credit Officer reins at this time.”

Brian Schwabecher has been promoted to Chief Banking Officer, assuming responsibility for the growth and development of the bank’s branch offices throughout Ventura, Santa Barbara and San Luis Obispo counties.  “Brian was extremely successful in overseeing the bank’s Central and Southern Regions and we are excited to see him florish with the additional oversight of the Northern Region,” said Plourd

Jason Bietz will take on a new role for the bank as Deputy Chief Credit Officer, assisting Bill Filippin in credit administration.  “We believe the current economic uncertainty warrants strengthening our bank’s bench at this time and Jason does just that with his credit background in commercial and agriculutral lending,” Plourd continued.  “Congratulations to Bill, Brian and Jason.  I am very pleased to have them filling important new roles, and that we had the talent here to allow us to promote from within our bank.”

About Community West Bank
Community West Bank is the largest publicly traded and only community bank headquartered and serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties with full-service banking branch offices in Goleta, Oxnard, Paso Robles, San Luis Obispo, Santa Barbara, Santa Maria and Ventura.  Founded in 1989, the bank has grown to over $925 million in assets.  Community West Bank is a wholly owned subsidiary of Community West Bancshares (NASDAQ: CWBC), a financial services company with headquarters in Goleta, California.  In April 2020, Community West Bank was awarded a “Premier” rating by The Findley Reports.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. For more information, visit www.CommunityWestBank.com.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management’s current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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